Exhibit 8.1
August 31, 2007
Exide Technologies
13000 Deerfield Parkway
Building 200
Alpharetta, Georgia 30004
Ladies and Gentlemen:
     We have acted as counsel to Exide Technologies, a Delaware corporation (“Exide”), in connection with its distribution of rights to subscribe for new shares of Exide common stock (each a “Right” and, collectively, the “Rights”) as discussed in a prospectus supplement (the “Prospectus Supplement”) included as part of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”), as amended and supplemented through the date of this letter (the “Registration Statement”).
     For purposes of rendering our opinion, we have reviewed the Registration Statement, the Prospectus Supplement and such other documents and records as we have deemed necessary or appropriate. In addition, we have assumed that the Rights will be distributed in the manner described in the Registration Statement and the Prospectus Supplement and that the statements concerning the Rights offering in the Registration Statement are true, correct and complete as of the date hereof. We have also relied on factual representations made to us by Exide in a letter dated the date hereof. If either of these assumptions is untrue or if any Exide representation is untrue, incorrect or incomplete, our opinion may be adversely affected and may not be relied upon.
     Our opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and practices of the Internal Revenue Service and judicial decisions, in each case in effect on the date of this letter. These authorities are subject to change at any time, in some circumstances with retroactive effect, and we can provide no assurance as to the effect that any change may have on our opinion.
     Based upon the foregoing, and subject to the limitations set forth in the Registration Statement, we confirm that the discussion under the heading “U.S. Federal Income Tax Consequences” in the Prospectus Supplement contained in the Registration Statement, insofar as it relates to matters of U.S. federal income tax law, is our opinion as to the material U.S. federal income tax consequences of the receipt of the Rights and their exercise or lapse.
     We express no opinion as to any United States federal income tax consequences of the rights offering other than the matters discussed in the Prospectus Supplement. We also express no opinion with respect to the tax consequences of the rights offering under any state, local or non-U.S. tax law. Our opinion takes into account laws and interpretations of laws as of the date

Exide Technologies
August 31, 2007

of this letter. We undertake no responsibility to advise you of changes in laws or interpretations of laws after that time.
     An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to our opinion.
     This opinion is furnished to you solely for use in connection with the rights offering and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. We consent to the filing of this opinion and to references to our firm therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.
Sincerely yours,
/s/ Jones Day